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                                                                    EXHIBIT 4.3

                             MODIFICATION AGREEMENT



THIS MODIFICATION AGREEMENT ("MODIFICATION") is made as of August 6, 1999 by and between PHOENIX MEDICAL TECHNOLOGY, INC., a Delaware corporation ("BORROWER") and LASALLE BUSINESS CREDIT, INC., a Delaware corporation ("LASALLE").


                                    RECITALS

Pursuant to the terms and provisions of a Loan And Security Agreement dated June 21, 1999 by and between the BORROWER and LASALLE ("LOAN AGREEMENT"), LASALLE is providing to the BORROWER certain credit accommodations (collectively, "LOANS"), including, but not limited to, a revolving line of credit in the maximum principal amount of Three Million Eight Hundred Thousand Dollars ($3,800,000.00) ("REVOLVER").

The BORROWER has requested that LASALLE modify the terms of the LOAN AGREEMENT to provide that under the REVOLVER the BORROWER shall have the availability to obtain the issuance of letters of credit for the account of the BORROWER.

LASALLE is willing to consent to the request of the BORROWER subject to, and pursuant to the terms and provisions of, this MODIFICATION.

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         Section 1. Recitals. The parties acknowledge the accuracy of the above Recitals and hereby incorporate the Recitals into this MODIFICATION.

         Section 2. Amendment To Loan Agreement. The LOAN AGREEMENT is hereby amended as follows:

         a. Paragraph 1.(a). Paragraph 1.(a) of the LOAN AGREEMENT is hereby amended by inserting the following new definitions:

                  "LETTERS OF CREDIT" shall mean those documentary or standby letters of credit issued for Borrower's account in accordance with the terms of paragraph 2.A hereof.

                  "LETTER OF CREDIT OBLIGATIONS" shall mean, as of any date of determination, the sum of: (i) the aggregate undrawn face amount of all Letters of Credit; and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to a Loan hereunder.


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         b.       Paragraph 2. Paragraph 2 of the LOAN AGREEMENT is hereby
amended by deleting its present language in its entirety and substituting in lieu thereof:

                  2. REVOLVING LOANS. Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term and any Renewal Term, absent the existence of an Event of Default:

                           (a)      LaSalle shall make such revolving loans and
advances (the "Revolving Loans") to Borrower as Borrower shall from time to time request, in accordance with the terms of paragraph 2(b) hereof. The aggregate unpaid principal amount of all Revolving Loans outstanding at any one time made to Borrower shall not exceed the lesser of: (i) the Borrowing Base minus one hundred percent (100%) of the Letter of Credit Obligations for standby Letters of Credit and minus forty percent (40%) of the Letter of Credit Obligations for documentary Letters of Credit; or (ii) the Revolving Loan Commitment minus the outstanding Letter of Credit Obligations. All Revolving Loans shall be repaid in full upon the earlier to occur of (A) the end of the Original Term or any Renewal Term, if either LaSalle or Borrower elects to terminate this Agreement as of the end of any such term and (B) the acceleration of the Liabilities pursuant to paragraph 17 of this Agreement. If at any time the outstanding principal balance of the Revolving Loans made to Borrower exceeds: (1) the Borrowing Base minus one hundred percent (100%) of the Letter of Credit Obligations for standby Letters of Credit and minus forty percent (40%) of the Letter of Credit Obligations for documentary Letters of Credit; or (2) the Revolving Loan Commitment minus the outstanding Letter of Credit Obligations, Borrower shall immediately, and upon the request of LaSalle, pay to LaSalle such amount as may be necessary to eliminate such excess, and LaSalle shall apply such payment against the outstanding principal balance of the Revolving Loans. In addition, if at any time the sum of (A) the outstanding principal balance of the Loans and (B) the outstanding Letter of Credit Obligations exceeds the Total Credit Facility, Borrower shall immediately upon the request of LaSalle pay to LaSalle such amount as may be necessary to eliminate such excess, and LaSalle shall apply such payment against the outstanding principal balance of the Loans in such order as LaSalle shall determine in its sole discretion. Borrower hereby authorizes LaSalle to charge any of Borrower's accounts to make any payments of principal or interest required by this Agreement. All Revolving Loans shall, in LaSalle's sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to LaSalle. However, if such Revolving Loans are not so evidenced, such Revolving Loans may be evidenced solely by entries upon the books and records maintained by LaSalle.

                           (b)      LaSalle shall make Revolving Loans to
Borrower up to the lesser of the following amounts:


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                                    (i)      an amount equal to (1) the sum
         (such sum being herein referred to as the "Borrowing Base") of: (A) up to eighty-five percent (85%) of the face amount of Eligible Accounts plus, (B) the lesser of (x) up to sixty percent (60%) of the value of Eligible Inventory, calculated on the basis of the lower of cost or market value on a first-in, first-out basis, and (y) One Million Five Hundred Thousand Dollars ($1,500,000.00), in each case, less such reserves as LaSalle elects to establish from time to time in the exercise of its reasonable discretion (to establish a reserve, LaSalle shall provide written notice to Borrower of the amount of, and reason for, such reserve) including, without limitation, a Dilution reserve if Dilution exceeds five percent (5%); minus (2) the sum of one hundred percent (100%) of Letter of Credit Obligations for standby Letters of Credit plus forty percent (40%) of Letter of Credit Obligations for documentary Letters of Credit; or

                                    (ii) the Revolving Loan Commitment, minus
         the outstanding amount of all Letter of Credit Obligations.

                  2A.      LETTERS OF CREDIT. Subject to the terms and
conditions of this Agreement, and the Other Agreements, during the Original Term or any Renewal Term, LaSalle shall, absent the existence of an Event of Default, from time to time cause the issuance of and co- sign for, upon Borrower's request, Letters of Credit; provided, that the Letters of Credit shall be in form and substance acceptable to LaSalle in its sole discretion and that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed Two Hundred Fifty Thousand Dollars ($250,000.00); and provided further, that no Letter of Credit shall have an expiry date: (a) more than 365 days from the date of issuance; or (b) beyond five (5) days prior to the expiration of the Original Term or the Renewal Term, as the case may be. Borrower's reimbursement obligation in respect of the Letters of Credit shall automatically reduce, dollar for dollar, the amount which Borrower may borrow based upon the Revolving Loan Commitment and the Borrowing Base. Any payment made by LaSalle to any Person on account of any Letter of Credit shall constitute a Revolving Loan hereunder. At no time shall the aggregate sum of direct Revolving Loans by LaSalle to Borrower plus the contingent liability of LaSalle under the outstanding Letters of Credit be in excess of the Revolving Loan Commitment, and at no time shall the aggregate sum of direct Revolving Loans plus one hundred percent (100%) of the contingent liability of LaSalle under outstanding standby Letters of Credit plus forty percent (40%) of the contingent liability of LaSalle under outstanding documentary Letters of Credit be in excess of the Borrowing Base.

         c. Paragraph 5.(e). Paragraph 5.(e) of the LOAN AGREEMENT is hereby amended by deleting the first sentence thereof in its entirety and substituting in lieu thereof the following: "Borrower shall pay to LaSalle at the end of each month, in arrears, an


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Unused Line Fee equal to one-half of one percent (.5%) per annum on the daily average amount by which the Revolving Loan Commitment exceeds the sum of: (i) the outstanding principal balance of the Revolving Loans; and (ii) the outstanding Letter of Credit Obligations.

         d. Paragraph 5. Paragraph 5 of the LOAN AGREEMENT is hereby amended by inserting at the end thereof, immediately after the presently existing paragraph 5.(g), the following new paragraph:

                           (h) Letter of Credit Fees. Borrower shall remit to LaSalle a Letter of Credit fee equal to two percent (2%) per annum on the aggregate undrawn face amount of all outstanding Letters of Credit issued for the account of Borrower, which fees shall be payable monthly in arrears on each day that interest is payable hereunder. Borrower shall also pay on demand the normal and customary administrative charges for issuance, amendment, negotiation, renewal, or extension of any Letter of Credit imposed by the bank issuing such Letter of Credit. Upon the occurrence and during the continuance of an Event of Default, all Letter of Credit fees shall be payable on demand at a rate equal to four percent (4%) per annum on the aggregate undrawn face amount thereof.

         e. Paragraph 13. The last paragraph of Paragraph 13 of the LOAN AGREEMENT (i.e., the paragraph immediately preceding Paragraph 14) is hereby amended by deleting the words "shall be remade by Borrower at the time each Revolving Loan is made and each Capital Expenditure Loan is issued pursuant to this Agreement" and substituting in lieu thereof the phrase "shall be remade by Borrower at the time each Revolving Loan is made, at the time each Capital Expenditure Loan is made, and at the time each Letter of Credit is issued pursuant to this Agreement."

         f. Paragraph 15.(b). Paragraph 15.(b) of the LOAN AGREEMENT is hereby amended by deleting its present language in its entirety and substituting in lieu thereof the following:

                  (b) After the Closing Date, the obligation of LaSalle to make any requested Revolving Loan or any Capital Expenditure Loan, or to co-sign as applicant for any requested Letter of Credit is subject to the satisfaction of the conditions precedent set forth below. Each such request shall constitute a representation and warranty that such conditions are satisfied:

                           (i)      All representations and warranties
         contained in this Agreement and the Other Agreements shall be true and correct on and as of the date of such request, as if then made, other than representations and warranties that relate solely to an earlier date;


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                           (ii)     No Default or Event of Default shall have
         occurred, or would result from the making of the requested Revolving Loan, the making of the requested Capital Expenditure Loan, or the issuance of the requested Letter of Credit, which has not been waived; and

                           (iii) Since April 4, 1999, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect.

         g. Paragraph 18. Paragraph 18 of the LOAN AGREEMENT is hereby amended by deleting its present language in its entirety and substituting in lieu thereof the following:

                  18. INDEMNIFICATION. Borrower agrees to defend (with counsel reasonably satisfactory to LaSalle), protect, indemnify and hold harmless LaSalle, each affiliate or subsidiary of LaSalle, and each of their respective officers, directors, employees, attorneys and agents (each an "Indemnified Party") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, reasonable costs, reasonable expenses and reasonable disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party by any third party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations including, without limitation, securities, environmental and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making and the management of the Loans or any Letters of Credit or the use or intended use of the proceeds of the Loans or any Letters of Credit; provided, however, that Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Revolving Loans hereunder from the date incurred by each Indemnified Party until paid by Borrower, be added to the


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         Liabilities of Borrower and be secured by the Collateral. The provisions of this paragraph 18 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

Section 3. Other Terms. Other than as specifically modified herein, all other terms and provisions of the LOAN AGREEMENT and all other documents evidencing, securing or otherwise documenting the terms and provisions of the LOANS (collectively, "LOAN DOCUMENTS") remain in full force and effect and are hereby ratified and confirmed.

Section 4. Final Agreement. This MODIFICATION and the other LOAN DOCUMENTS, as modified herein, constitute the entire agreement between the parties hereto with respect to the LOANS, and may not be altered, modified or amended except by a writing executed by LASALLE and any other party against whom any such modification or amendment is to be enforced against.

Section 5. Fees And Expenses. The BORROWER shall pay all costs and expenses incurred by LASALLE in connection with this MODIFICATION, including, but not limited to, all attorneys' fees.

Section 6. Binding Effect. This MODIFICATION shall inure to the benefit of the parties hereto, and shall be binding upon, their respective personal representatives, successors and assigns.

Section 7. Choice Of Law. The laws of the State of Maryland (excluding, however, conflicts of law principles) shall govern and be applied to determine all issues relating to this MODIFICATION and the rights and obligations of the parties hereto, including the validity, construction, interpretation, and enforceability of this MODIFICATION and its various provisions and the consequences and legal effect of all transactions and events which resulted in the execution of this MODIFICATION or which occurred or were to occur as a direct or indirect result of this MODIFICATION having been executed.

Section 8. Consent To Jurisdiction; Agreement As To Venue. The BORROWER irrevocably consents to the non-exclusive jurisdiction of the courts of the State of Maryland and of the United States District Court for the District of Maryland, if a basis for federal jurisdiction exists. In addition, the BORROWER agrees that venue shall be proper in any circuit court of the State of Maryland selected by LASALLE or in the United States District Court for the District of Maryland if a basis for federal jurisdiction exists, and the BORROWER waives any right to object to the maintenance of a suit in any of the state or federal courts of the State of Maryland on the basis of improper venue or of inconvenience of forum.

Section 9. Tense, Gender, Defined Terms, Captions. As used herein, the plural shall refer to and include the singular, and the singular shall refer to and include the plural. The use of any


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gender shall include and refer to any other gender. All defined terms are completely capitalized throughout this MODIFICATION. All captions are for the purpose of convenience only.

Section 10. Time. Time is of the essence with respect to this MODIFICATION and all terms and conditions described herein.

Section 11. Waiver Of Jury Trial. The BORROWER and LASALLE each agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by the BORROWER or LASALLE, or any successor or assign of the BORROWER or LASALLE, on or with respect to this MODIFICATION or any of the LOAN DOCUMENTS, as amended pursuant to this MODIFICATION, or which in any way relates, directly or indirectly, to the obligations of the BORROWER to LASALLE under this MODIFICATION or any of the LOAN DOCUMENTS, as amended pursuant to this MODIFICATION, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. THE BORROWER AND LASALLE EACH HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING. The BORROWER and LASALLE acknowledge and agree that this provision is a specific and material aspect of the agreement between the parties and that LASALLE would not enter into this transaction with the BORROWER if this provision were not part of their agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this MODIFICATION as of the 6th day of August, 1999.

WITNESS/ATTEST:             PHOENIX MEDICAL TECHNOLOGY, INC.,
                            A Delaware Corporation




                            By:
                                    /s/ Edward W. Gallaher, Sr.      (SEAL)
                                   ----------------------------------
                                     Name:    Edward W. Gallaher, Sr.
                                             ------------------------
                                     Title:   President
                                             ------------------------



                            LASALLE BUSINESS CREDIT, INC.




                            By:     /s/ Ronald W. Kerdasha, Jr.     (SEAL)
                                   ----------------------------------
                                     Name:    Ronald W. Kerdasha, Jr.
                                             ------------------------
                                     Title:   First Vice President
                                             ------------------------


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